Exhibit 99.1 Stronghold Digital Mining Reports Second Quarter 2022 Results, Provides Operational Update and Reports Significant Debt Restructuring Events NEW YORK, August 16, 2022 – Stronghold Digital Mining, Inc. (Nasdaq: SDIG) (“Stronghold,” or the “Company”) today reported financial results for its second quarter ended June 30, 2022, provided an operational update and announced significant debt restructuring events. Recent Developments to Greatly Enhance Stronghold’s Financial Position  NYDIG Debt Extinguishment: On August 16, 2022, Stronghold entered into an agreement with NYDIG ABL LLC (“NYDIG”) and another participating lender to eliminate all $67.4 million outstanding under the equipment financing agreements with these lenders and consensually return approximately 26,200 Bitcoin miners (approximately 18,700 of which are currently operating) with hash rate capacity of approximately 2.5 exahash per second (“EH/s”), freeing up the related fully developed data center slots. The closing under the agreement is subject to the satisfaction of certain conditions relating to, among other things, the transport, delivery, and condition of the miners.  WhiteHawk Restructuring: On August 16, 2022, Stronghold received a binding commitment letter from WhiteHawk Finance LLC (“WhiteHawk”) to restructure and expand its current equipment financing agreements into a secured, 36-month note, more than doubling the weighted-average tenor from 14 to 36 months, reducing near-term principal payments, and adding up to $20 million of additional borrowing capacity in a flexible, drawdown facility available upon closing of the new facility. The Company expects to prudently deploy this capital to purchase additional miners opportunistically.  Convertible Notes Restructuring: On August 16, 2022, Stronghold amended its May 16, 2022 Convertible Notes and Warrants to reduce the principal amount outstanding under the Notes by $11.3 million in exchange for reducing the strike price on outstanding warrants from $2.50 to $0.01. The amended terms also allow the Company, at its option, to fully extinguish the Notes with equity over the next few quarters.  Collectively, the NYDIG, WhiteHawk, and Convertible Notes and Warrants restructurings (i) reduce principal amount outstanding by approximately $79 million (approximately 55% of total principal amount outstanding as of June 30, 2022), (ii) reduce cash interest and principal payments through year-end 2023 by approximately $113 million, and (iii) improve Stronghold’s forecasted cash flow by approximately $40 million through year-end 2023 through a reduction in interest and principal payments and monetization of the power capacity formerly dedicated to miners.  As of August 12, 2022, and pro forma for the agreements with NYDIG, WhiteHawk, and the Convertible Note holders, Stronghold has approximately $47 million of liquidity and $64 million of principal amount of debt outstanding.  Historically high power prices help to mitigate the cash flow impact from returning miners given our vertically integrated business model. With lower Bitcoin margins and higher power costs, Stronghold has been consistently toggling between selling power to the grid and mining Bitcoin.

 Through August 12, 2022, the Company has received over half of the value pursuant to the MinerVa Semiconductor Corp (“MinerVa”) purchase agreement (the “MinerVa Purchase Agreement”) via a combination of cash refunds, new industry-leading third-party miners, and MinerVa miners. Management Commentary “Today we are announcing a series of transactions that we believe transform Stronghold into a materially less-levered, vertically integrated Bitcoin miner with significantly improved liquidity and flexibility to deploy capital opportunistically in a way that creates equity value through cycles in the Bitcoin and power markets,” said Greg Beard, co-chairman and chief executive officer of Stronghold. “By returning miners to NYDIG that served as the collateral for the non-recourse financing agreements and restructuring the WhiteHawk financing agreements and the Convertible Notes, we will be able to eliminate over half of our total principal amount of debt outstanding and the significant associated interest and principal payments. Additionally, WhiteHawk’s continued support of Stronghold allows us to extend a significant portion of our remaining debt and provides additional availability for us to patiently and opportunistically acquire Bitcoin miners at currently depressed prices. Combined with our May 2022 Convertible Note holders’ commitment to swap debt for equity over time, at our option, Stronghold is back on offense. “Our power generation capacity remains unchanged, so, while our Bitcoin mining fleet has been reduced in the short run, we have significantly more open exposure to strong power markets, which remain tight. We believe this is especially true over the next six months, through the winter, when forward prices suggest that selling power is an attractive alternative to Bitcoin mining, irrespective of the size of our mining fleet. “Vertical integration has always been paramount to our strategy, and we believe the benefits are visible now more than ever, providing us a highly differentiated strategic position relative to other Bitcoin miners. Looking ahead, we aim to capitalize on our dramatically improved liquidity position to prudently invest in our Bitcoin mining fleet when dislocations between price and value might arise. We continue to push forward with investments in our power assets where we expect meaningful operational improvements following planned maintenance at both plants during the third quarter.” Liquidity and Capital Resources Stronghold ended the quarter with approximately $33.0 million in cash, $0.4 million in unrestricted digital currencies, and $127.9 million in debt. On August 16, 2022, Stronghold entered into an agreement with NYDIG and another participating lender to eliminate all $67.4 million outstanding under its equipment financing agreements with NYDIG and such other lender and consensually return approximately 26,200 Bitcoin miners (approximately 18,700 of which are currently operating) with hash rate capacity of approximately 2.5 EH/s, freeing up these fully developed data center slots. The closing under the agreement is subject to the satisfaction of certain conditions relating to, among other things, the transport, delivery, and condition of the miners. On August 16, 2022, Stronghold received a binding commitment letter from WhiteHawk to restructure and expand its current equipment financing agreements into a secured, 36-month note, more than doubling the weighted-average tenor from 14 to 36 months, reducing near-term principal payments, and adding up to $20 million of additional borrowing capacity in a flexible, drawdown facility available upon closing of the new facility. The Company has the ability to prudently deploy this capital to purchase miners opportunistically. On August 16, 2022, Stronghold amended its May 16, 2022 Convertible Notes and Warrants to reduce the principal amount outstanding under such Notes by $11.3 million in exchange for reducing the strike price on outstanding warrants from $2.50 to $0.01. The amended terms also allow the Company, at its option, to fully extinguish the Notes with equity over the next few quarters. Collectively, the NYDIG, WhiteHawk, and Convertible Notes and Warrants restructurings (i) reduce principal amount outstanding by approximately $79 million (approximately 55% of total principal amount outstanding as of June 30, 2022), (ii) reduce cash interest and principal payments through year-end 2023 by approximately $113 million, and (iii) improve Stronghold’s forecasted cash flow by approximately $40 million through year-end 2023 through a reduction in interest and principal payments and monetization of the power capacity formerly dedicated to miners. Bitcoin Mining Update On August 16, 2022, the Company entered into an agreement with NYDIG and another participating lender whereby Stronghold will return approximately 26,200 Bitcoin miners with associated hash rate capacity of approximately 2.5 EH/s to NYDIG in exchange for the cancellation of $67.4 million in outstanding principal amount under the equipment financing. The Company expects this agreement to significantly improve the financial condition of Stronghold and position it for increased financial flexibility going forward, including the option to acquire Bitcoin miners at attractive prices given the current oversupplied Bitcoin miner market. During the second quarter of 2022, Stronghold mined approximately 637 gross Bitcoin, a 45% increase from the 438 gross Bitcoin mined in the first quarter of 2022. After giving effect to the miners being returned to NYDIG, Stronghold’s current mining fleet is expected to be approximately 16,000 Bitcoin miners with hash rate capacity of over 1.4 EH/s and total power draw of 50-55 megawatts (“MW”). On July 18, 2022, Stronghold provided written notice of dispute to MinerVa pursuant to the MinerVa Purchase Agreement, obligating the two companies to work together in good faith towards a resolution for a period of 60 days. If no settlement has been reached after 60 days, Stronghold may declare an impasse and adhere to the dispute resolution provisions of the MinerVa Purchase Agreement. As of August 12, 2022, Stronghold had received approximately 8,500 miners or equivalent value, including refunded cash or swapped deliveries, from MinerVa out of the total 15,000 miner order. On August 10, 2022, Stronghold and its joint venture partner terminated the provision of its restructured hosting services agreement related to the purchase of an additional 2,675 miners; as a result, no payment will be due under this agreement. As of June 30, 2022, Stronghold held on its balance sheet approximately 268 Bitcoin, 250 of which were pledged as collateral and held in restricted digital currencies on the balance sheet. On July 27, 2022, the Company closed out the forward sale derivative agreement with NYDIG Derivatives Trading LLC and transferred the 250 Bitcoin associated with the agreement. Stronghold had previously received approximately $8 million related to this forward sale and received approximately $0.2 million upon transfer. Power Assets Update Stronghold owns and operates approximately 165 MW of power generation capacity through its Scrubgrass power plant (the “Scrubgrass Plant”) and its Panther Creek power plant (the “Panther Creek Plant”), both coal refuse reclamation-to-energy facilities located in Pennsylvania. These plants generate power from coal refuse, which is a waste byproduct of legacy coal mining operations. The Commonwealth of Pennsylvania has designated coal refuse as a Tier II Alternative Energy Source, making the facilities eligible to earn renewable energy credits.

We believe Stronghold’s vertically integrated business model, which includes ownership of power assets, provides differentiated opportunities to create value, including during periods of higher power prices or inferior returns of Bitcoin mining. To better position itself to capture upside opportunities in both markets, the Company strategically reduced its exposure to the capacity markets, effective June 1, 2022 through May 31, 2024. Higher than anticipated requirements from PJM Interconnection LLC (“PJM”) and cost capping associated with its role as a capacity resource, significantly impacted the Company’s operations in the first half of 2022. These previously made commitments required the Company to divert power away from Bitcoin mining operations at lower-than-market power prices and reduced Stronghold’s ability to provide power to the real time market that was often associated with higher prices. This increased flexibility and exposure to market prices is expected to provide the Company with an improved ability to maximize profitability of operations and support grid stability. Given Stronghold’s reduced Bitcoin miner fleet, the Company expects to shift the majority of its power generation to grid sales in the near-term. The current forward power curve in the Company’s power markets is elevated into 2024, and particularly robust through winter 2023, providing attractive economics for its power generation compared to current Bitcoin mining economics. During the second quarter of 2022, Stronghold removed approximately 241,000 tons of coal refuse and returned approximately 168,000 tons of beneficial use ash to waste coal sites during the second quarter of 2022, facilitating the remediation of these sites. Stronghold is continuing to implement upgrades at the Scrubgrass Plant to improve utilization and reliability. As of June 30, 2022, the Company has spent approximately $2.3 million on upgrades and expects to spend an additional approximately $2.7 million the remainder of the year to complete the required upgrades to yield operational results in-line with management expectations for the plant. Average output increased by 8% in the second quarter of 2022 compared to the first quarter of 2022 and the upgrades remain on track to be completed by late September or early October of 2022, at which point uptime and utilization are expected to return to normalized levels. Second Quarter 2022 Financial Results Revenues in the second quarter of 2022 increased 597% to $29.2 million compared to $4.2 million in the same quarter a year ago. The increase is primarily attributable to an $18.9 million increase in Bitcoin mining revenue from deploying additional miners and a $5.6 million increase in energy revenue driven by higher power prices and higher power generation. Operating expenses in the second quarter of 2022 increased 717% to $59.0 million compared to $7.2 million in the same quarter a year ago due to several factors. Operations and maintenance expense increased by $14.8 million as a result of the Panther Creek Plant acquisition in November 2021, higher labor and maintenance costs at the Scrubgrass Plant associated with increased plant uptime, and the ramp up of cryptocurrency mining operations including higher lease expenses for the hosting services agreement. Depreciation and amortization increased by $11.9 million primarily from deploying additional miners and transformers. General and administrative costs increased by $8.9 million due to legal and professional fees, insurance costs, and compensation as the Company continues to organize and scale operations. Fuel expenses increased by $6.5 million due to higher power generation from the Panther Creek Plant acquisition in November 2021, and increased fuel delivery costs from higher diesel prices. Stronghold also recorded non-cash impairments of $5.0 million on miner assets and $5.2 million on digital currencies due to the decline in the price of Bitcoin. Net loss for the second quarter of 2022 was ($40.2) million compared to a net loss of ($3.2) million for the same quarter a year ago.

Adjusted EBITDA for the second quarter of 2022 was a loss of ($1.0) million, compared to a loss of ($1.6) million for the same quarter a year ago (see reconciliation of Non-GAAP financial measures). Conference Call Stronghold will host a conference call today, August 16, 2022 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) with an accompanying presentation to discuss these results. A question-and-answer session will follow management's presentation. To participate, please dial the appropriate number at least ten minutes prior to the start time and ask for the Stronghold Digital Mining conference call. U.S. dial-in number: 1-646-307-1963 International number: 1-800-715-9871 Conference ID: 4275661 The conference call will broadcast live and be available for replay here. A replay of the call will be available after 9:00 p.m. Eastern time on the same day through August 30, 2022. U.S. replay number: 1-609-800-9909 International replay number: 1-800-770-2030 Conference ID: 4275661 About Stronghold Digital Mining, Inc. Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania. Cautionary Statement Concerning Forward-Looking Statements Certain statements contained in this press release constitute “forward-looking statements.” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements and the business prospects of Stronghold are subject to a number of risks and uncertainties that may cause Stronghold’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things: the hybrid nature of our business model, which is highly dependent on the price of Bitcoin; our dependence on the level of demand and financial performance of the crypto asset industry; our ability to manage growth, business, financial results and results of operations; uncertainty regarding our evolving business model; our ability to retain management and key personnel and the integration of new management; our ability to raise capital to fund business growth; our ability to maintain sufficient liquidity to fund operations, growth and acquisitions; our substantial indebtedness and its effect on our results of operations and our financial condition; uncertainty regarding the outcomes of any investigations or proceedings; our ability to enter into purchase agreements, acquisitions and financing transactions; our ability to perform our obligations and satisfy all conditions to closing under the agreements related to our NYDIG Debt Extinguishment transaction; public health crises, epidemics, and pandemics such as the coronavirus pandemic; our ability to procure crypto asset mining equipment from foreign-based suppliers; our ability to maintain our relationships with our third party brokers and our dependence on their performance; our ability to procure crypto asset mining equipment; developments and changes in laws and regulations, including increased regulation of the crypto asset industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Company Act; the future acceptance and/or widespread use of, and demand for, Bitcoin and other crypto assets; our ability to respond to price fluctuations and rapidly changing technology; our ability to operate our coal refuse power generation facilities as planned; our ability to avail ourselves of tax credits for the clean-up of coal refuse piles; and legislative or regulatory changes, and liability under, or any future inability to comply with, existing or future energy regulations or requirements. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed on March 29, 2022 and our Quarterly Reports on Form 10-Q filed on May 16, 2022 and August 16, 2022. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

June 30, 2022 December 31, 2021 (unaudited) CURRENT ASSETS Cash $ 32,987,181 $ 31,790,115 Digital currencies 352,092 7,718,221 Digital currencies restricted 4,779,895 2,699,644 Accounts receivable 1,851,719 2,111,855 Due from related party 848,150 - Prepaid insurance 2,356,411 6,301,701 Inventory 3,605,533 3,372,254 Other current assets 1,733,907 661,640 Total Current Assets 48,514,888 54,655,430 EQUIPMENT DEPOSITS 66,472,016 130,999,398 PROPERTY, PLANT AND EQUIPMENT, NET 237,973,955 166,657,155 LAND 1,748,439 1,748,440 ROAD BOND 211,958 211,958 SECURITY DEPOSITS 348,888 348,888 TOTAL ASSETS $ 355,270,144 $ 354,621,269 CURRENT LIABILITIES Current portion of long-term debt-net of discounts/issuance fees $ 100,593,168 $ 45,799,651 Financed insurance premiums 393,260 4,299,721 Forward sale contract 4,650,848 7,116,488 Accounts payable 23,887,308 28,650,659 Due to related parties 1,974,299 1,430,660 Accrued liabilities 12,920,128 5,053,957 Total Current Liabilities 144,419,011 92,351,136 LONG-TERM LIABILITIES Asset retirement obligation 986,115 973,948 Contract liabilities 132,093 187,835 Paycheck Protection Program Loan - 841,670 Long-term debt-net of discounts/issuance fees 26,889,570 18,378,841 Total Long-Term Liabilities 28,007,778 20,382,294 Total Liabilities 172,426,789 112,733,430 COMMITMENTS AND CONTINGENCIES REDEEMABLE COMMON STOCK Common Stock - Class V, $0.0001 par value; 34,560,000 shares authorized, and 27,057,600 and 27,057,600 shares issued and outstanding, respectively 47,239,903 301,052,617 Total redeemable common stock 47,239,903 301,052,617 STOCKHOLDERS’ EQUITY / (DEFICIT) Non-controlling Series A redeemable and convertible preferred stock, $0.0001 par value, aggregate liquidation value $5,000,000. 1,152,000 and 1,152,000 issued and outstanding, respectively 35,937,061 37,670,161 Common Stock – Class A, $0.0001 par value; 685,440,000 shares authorized, and 20,034,875 and 20,016,067 shares issued and outstanding, respectively 2,002 2,002 Accumulated deficits (155,708,865) (338,709,688) Additional paid-in capital 255,373,254 241,872,747 Stockholders’ equity / (deficit) 135,603,452 (59,164,778) Total 182,843,355 241,887,839 TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY / (DEFICIT) $ 355,270,144 $ 354,621,269 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS STRONGHOLD DIGITAL MINING, INC.

STRONGHOLD DIGITAL MINING, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended,		Six months ended,	
	Consolidated	*Consolidated*	*Consolidated*	*Consolidated*
	June 30, 2022	**June 30, 2021**	**June 30, 2022**	**June 30, 2021**
	(unaudited)	***(unaudited)***	***(unaudited)***	***(unaudited)***
OPERATING REVENUES				
Cryptocurrency mining	$ 20,227,536	$ 1,324,645	$ 38,431,729	$ 1,840,903
Energy	7,129,732	1,570,966	15,492,533	3,486,822
Capacity	1,668,001	595,545	3,712,428	1,283,236
Cryptocurrency hosting	121,172	686,771	189,048	1,242,518
Other	32,008	6,597	52,770	33,123
Total operating revenues	29,178,449	4,184,524	57,878,508	7,886,602
OPERATING EXPENSES				
Fuel	8,680,114	2,228,167	18,018,508	4,100,521
Operations and maintenance	16,586,756	1,834,170	27,921,089	3,204,858
General and administrative	10,903,876	1,996,971	21,514,079	2,907,847
Impairments on digital currencies	5,205,045	375,246	7,711,217	375,246
Impairments on equipment deposits	-	-	12,228,742	-
Impairments on miner assets	4,990,000	-	4,990,000	-
Depreciation and amortization	12,667,300	787,731	24,986,881	1,305,174
Total operating expenses	59,033,091	7,222,285	117,370,516	11,893,646
NET OPERATING LOSS	(29,854,642)	(3,037,761)	(59,492,008)	(4,007,044)
OTHER INCOME (EXPENSE)				
Interest expense	(4,508,783)	(55,443)	(7,420,235)	(134,083)
Gain on extinguishment of PPP loan	841,670	-	841,670	638,800
Realized gain (loss) on sale of digital currencies	-	5,977	751,110	149,858
Changes in fair value of warrant liabilities	-	(191,477)	-	(191,477)
Realized gain (loss) on disposal of fixed asset	(1,724,642)	-	(1,769,600)	-
Realized gain (loss) on sale of miner assets	(8,012,248)	-	(8,012,248)	-
Changes in fair value of forward sale derivative	3,919,388	-	3,435,639	-
Changes in fair value of convertible note	(962,761)	-	(962,761)	-
Waste coal credits	53,443	15,406	53,443	23,796
Other	10,000	20,290	30,000	38,185
Total other income / (expense)	(10,383,933)	(205,248)	(13,052,982)	525,079
NET LOSS	$ (40,238,575)	$ (3,243,009)	$(72,544,990)	$ (3,481,965)
NET LOSS - attributable to non-controlling interest	$ (23,537,555)	$ (2,235,218)	$(42,435,192)	$ (2,402,488)
NET LOSS - Stronghold Digital Mining, Inc	$ (16,701,021)	$ (1,007,791)	$(30,109,798)	$ (1,079,477)
NET LOSS attributable to Class A Common Shares(1)				
Basic	$ (0.82)	$ (123.86)	$ (1.49)	$ (123.86)
Diluted	$ (0.82)	$ (123.86)	$ (1.49)	$ (123.86)
Class A Common Shares Outstanding(1)				
Basic	20,341,061	8,137	20,274,672	8,137
Diluted	20,341,061	8,137	20,274,672	8,137

June 30, 2022 June 30, 2021 (unaudited) (unaudited) CASH FLOWS FROM OPERATING ACTIVITIES Net Loss $ (72,544,990) $ (3,481,965) Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and Amortization - PP&E 24,986,881 1,305,174 Forgiveness of PPP loan (841,670) (638,800) Realized (gain) loss on disposal of fixed assets 1,769,600 - Realized (gain) loss on sale of equipment deposits 8,012,248 - Amortization of debt issuance costs 2,060,806 - Stock Compensation 5,745,625 269,932 Impairments on equipment deposits 12,228,742 - Impairments on miner assets 4,990,000 - Changes in fair value of warrant liabilities - 191,477 Changes in fair value of forward sale derivative (3,435,639) - Forward sale contract prepayment 970,000 - Changes in fair value of convertible note 962,761 - Accretion of asset retirement obligation 12,169 - (Increase) decrease in Digital Currencies: Mining Revenue (38,431,729) (1,840,903) Proceeds from sales of digital currencies, net of gain 36,006,390 434,529 Impairments on digital currencies 7,711,217 375,246 (Increase) decrease in assets: Accounts receivable 260,136 (710,720) Prepaid Insurance 3,945,290 - Due from related party (848,150) 302,973 Inventory (233,279) 77,071 Other current assets (1,072,267) (134,790) Increase (decrease) in liabilities: Accounts payable (4,763,351) 5,550,196 Due to related parties 543,639 319,071 Accrued liabilities excluding sales tax liabilities 4,393,075 58,866 Contract liabilities (55,742) 147,841 NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES (7,628,238) 2,225,198 CASH FLOWS FROM INVESTING ACTIVITIES Purchase of land - (29,919) Purchase of property, plant and equipment (57,074,647) (12,738,793) Proceeds from the sale of equipment deposits 13,844,780 - Equipment purchase deposits- net of future commitments (12,073,928) (78,688,465) NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES (55,303,795) (91,457,176) CASH FLOWS FROM FINANCING ACTIVITIES Payments on long-term debt (24,022,738) (188,168) Payments on financed insurance premiums (3,906,462) - Proceeds from debt, net of debt issuance costs paid in cash 92,058,299 - Proceeds from promissory note - 39,100,000 Proceeds from PPP loan - 841,670 Proceeds from private placements-mezzanine equity (net of fees) - 97,064,318 Proceeds/(Payoff) of EIDL loan - (150,000) Payoff of related-party notes - (2,024,250) Buyout of Aspen Interest - (2,000,000) NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES 64,129,099 132,643,570 NET INCREASE (DECREASE) IN CASH 1,197,066 43,411,592 CASH - BEGINNING OF PERIOD 31,790,115 303,187 CASH - END OF PERIOD $ 32,987,181 $ 43,714,779 Six months ended, STRONGHOLD DIGITAL MINING, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Use and Reconciliation of Non-GAAP Financial Measures This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, as a measure of our operating performance. Adjusted EBITDA is a non- GAAP financial measure. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted by the removal of one-time transaction costs, impairment of digital currencies, realized gains and losses on the sale of long-term assets, expenses related to stock-based compensation, gains or losses on derivative contracts, gain on extinguishment of debt, realized gain or loss on sale of digital currencies, waste coal credits, commission on sale of ash, or changes in fair value of warrant liabilities in the period presented. See reconciliation below. Our board of directors and management team use Adjusted EBITDA to assess our financial performance because they believe it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation, amortization, impairment, and realized gains and losses on sale of long-term assets) and other items (such as one-time transaction costs, expenses related to stock-based compensation, and unrealized gains and losses on derivative contracts) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance. Net income (loss) is the GAAP measure most directly comparable to Adjusted EBITDA. Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool and you should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP and should be read in conjunction with the financial statements furnished in our Form 10-Q for the quarter ended June 30, 2022. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

STRONGHOLD DIGITAL MINING, INC.
RECONCILATION OF ADJUSTED EBITDA

	Three months ended,		Six months ended,	
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(in thousands)		(in thousands)	
	(unaudited)	*(unaudited)*	*(unaudited)*	*(unaudited)*
Net Income (loss)	$ (40,239)	$ (3,243)	$ (72,545)	$ (3,482)
Interest expense	4,509	55	7,420	134
Depreciation and amortization	12,667	788	24,987	1,305
Impairments on digital currencies	5,205	375	7,711	375
Impairments on equipment deposits	-	-	12,229	-
Impairments on miner assets	4,990	-	4,990	-
One time non-recurring expenses [1]	2,799	-	6,563	-
Expenses related to stock-based compensation	3,153	270	5,746	270
(Gains)/Losses on disposal of fixed assets	1,725	-	1,770	-
Realized gain/(loss) on sale of miner assets	8,012	-	8,012	-
Changes in fair value of forward sale derivative	(3,919)	-	(3,436)	-
Waste coal credits	(53)	(15)	(53)	(24)
Gain on extinguishment of PPP loan	(842)	-	(842)	(639)
Realized (gain)/loss on sale of digital currencies	-	(6)	(751)	(150)
Changes in fair value of convertible note	963	-	963	-
Changes in fair value of warrant liabilities	-	191	-	191
Adjusted EBITDA	$ (1,031)	$ (1,585)	$ 2,764	$ (2,019)

Investor Contact:

Matt Glover or Jeff Grampp, CFA
Gateway Group, Inc.
SDIG@GatewayIR.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com